AGREEMENT

This Agreement is made effective as of December 11, 1997, by and between AEM Corporation, an Alaska Corporation ("AEM"), and SGI International, a Utah Corporation ("SGI").

WHEREAS, by letter dated 19 November 1996, attached as Exhibit "A" hereto, AEM offered to sell all of it's right, title and interest in certain cash flows generated by the Colstrip project (a 35 mw cogeneration project located at Colstrip, Montana), and actually received by SGI from certain Rosebud Shareholders who are Jeffrey L. Smith, R. Lee Roberts, Owen Orndorff, and James
P. Sletteland, upon the same terms and conditions as were contained in SGI's Private Offering Memorandum ("POM") to certain MOP participants, subject to a vote of AEM's shareholders; and

WHEREAS, said transaction is calculated to include one share of SGI Convertible Preferred Stock convertible into twenty five thousand seven hundred and fourteen (25,714) shares of SGI restricted common Stock, and a warrant to purchase twenty five thousand seven hundred and fourteen (25,714) shares of SGI common stock, at an exercise price of five dollars and seventy five cents ($5.75) per share, expiring December 31, 2001; and

WHEREAS, AEM, in said letter, also offered to sell its fifteen percent (15%) profit interest in The Healy Alaska Project in consideration of the issuance of a warrant to purchase fifteen thousand (15,000) shares of SGI common stock on the same terms and conditions as the above-described warrant, subject to a vote of AEM's shareholders;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Colstrip. AEM hereby sells, and SGI hereby purchases, all of AEM's right, title and interest in and to those certain cash flows generated by the Colstrip Project, and actually received by AEM from the Rosebud shareholders , in consideration of the issuance of twenty five thousand seven hundred fourteen (25,714) shares of SGI restricted common stock, and a warrant to purchase twenty five thousand seven hundred and fourteen (25,714) shares of SGI common stock upon the terms and conditions depicted in the attached Exhibit "A" hereto, which
Exhibit is incorporated herein by reference.

2. Healy. AEM hereby sells, and SGI hereby purchases, all of AEM's right, title and interest in and to its twelve percent (12%) of distributed net profits interest in The Healy Alaska Project, as is more particularly described in the attached Exhibit "B" hereto, which Exhibit is incorporated herein by reference, in consideration of the issuance of a warrant to purchase twelve thousand (12,000) shares of SGI common stock upon the terms and conditions depicted in the attached Exhibit "A" hereto.

3. Representations and Warranties. AEM acknowledges, represents, warrants and agrees as follows:

a. It has received and carefully reviewed the 96-B Private Placement
Memorandum (the "Memorandum") and attached Form 10-K and Forms 10-Q, and has relied only on the information contained therein, information otherwise provided in writing by SGI, and information from books and records of SGI. AEM understands that all documents, records and books pertaining to this transaction have been made available for inspection by it, it's attorney and/or accountant, and that the books and records of SGI will be available, upon reasonable notice, for inspection during reasonable business hours at SGI's principal place of business. AEM and/or it's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from SGI, or a person or persons acting on its behalf, concerning the Offering, and to obtain additional information, to the extent possessed by SGI or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information in the Memorandum. All such questions have been answered to the full satisfaction of AEM. No oral representations have been made or oral information furnished to AEM or it's advisor(s) in connection with the Offering which are not contained in the Memorandum.

b. AEM (i) has adequate means of providing for it's current needs and possible contingencies, (ii) has no need for liquidity in this transaction,
(iii) is able to bear the substantial economic risks of an investment in the Securities for an indefinite period, and (iv) at the present time, can afford a complete loss of such investment. AEM has no reason to anticipate any change in circumstances, financial or otherwise, which should cause it to sell or distribute or necessitate or require any sale or distribution of the herein Securities.

c. AEM is familiar with the nature of and risks attending investments in securities not registered under the Act, and recognizes that the transaction herein involves significant risks, including those set forth under the caption "Risk Factors" in the Memorandum.

d. AEM understands that the Memorandum has not been filed with or reviewed by certain state securities administrators because of the representation made by SGI as to the private or limited nature of the Offering.

e. AEM understands that neither the Offering nor the sale of the Securities has been registered under the Act in reliance upon an exemption therefrom for non-public offerings. AEM understands that the Securities may have to be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Act, or an exemption from such registration is available (e.g., pursuant to Rule 144 if the 1-year holding period and other applicable conditions are met). AEM further understands that SGI is under no obligation to register the Securities on it's behalf, other than as above-described, or to assist in complying with any exemption from registration.

f. The Securities are being acquired solely for AEM's own account for investment purposes only and not for the account of any other person and not with a view toward the distribution, assignment or resale to others of all or any portion thereof; no other person has a direct or indirect beneficial interest in such Securities; and under no circumstances will AEM sell, transfer or assign all or any portion of it's Securities except in compliance with the provisions of this Agreement.

g. AEM realizes that it may not be able to sell of dispose of its Securities in an emergency or for any other reason. In addition, AEM understands that it's right to transfer the Securities will be subject to the condition that the transfer not be in violation of the Act and applicable state securities laws (including investor suitability standards), and the requirement that SGI must consent to such transfer.

h. AEM understands that legends will be placed on the Securities with respect to the herein described restrictions on the assignment, resale or other disposition of the Securities and that stop transfer instructions have or will be placed with respect to the Securities so as to restrict the assignment, resale or other disposition thereof, except in the case of Registration Statement being declared effective.

i. AEM further represents that it: (i) is duly authorized and otherwise duly qualified to acquire and hold the herein Securities; (ii) has its principal place of business as set forth on the signature page hereof, and (iii) has not been formed for the specific purpose of acquiring the herein Securities.

j. AEM understands that all projections and assumptions set forth in the Memorandum are based on various estimates, assumptions, forecasts and projections determined by SGI and are subject to the caveats set forth in the Memorandum.

k. AEM will not, in any event, sell its Securities or any portion thereof unless, in the opinion of it's counsel, which opinion and which counsel shall be satisfactory to counsel for SGI, such Shares may be legally sold without registration under the Act, and/or registration and/or qualification under then applicable state and/or federal statutes, or such Securities shall have been so registered and/or qualified and an appropriate prospectus shall then be in effect.

l. AEM UNDERSTANDS THAT THE SECURITIES HAVE BEEN ISSUED BY SGI IN
RELIANCE UPON THE EXEMPTIONS PROVIDED BY SECTION 3(a)(9) AND 4(2) OF THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND SECURITIES AND EXCHANGE COMMISSION RULE 506 OF REGULATION D PROMULGATED THEREUNDER, ON THE GROUNDS THAT NO PUBLIC OFFERING IS INVOLVED, AND UPON THE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SET FORTH HEREIN.

4. Indemnification. AEM agrees to indemnify and hold harmless SGI, counsel to SGI, and the respective officers, directors, and Affiliates from and against any and all damages, losses, liabilities, obligations, actions, judgments, suits, proceedings, penalties, costs and expenses (including, without limitation, attorneys' fees and costs and expenses of defense, appeal and settlement) which may be imposed on, incurred by or asserted against any of such persons by reason of the failure of AEM to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by AEM herein, or in any document provided by the undersigned to SGI.

5. Miscellaneous.

a. AEM agrees not to transfer or assign this Agreement, or any of it's interest herein, and further agrees that any transfer or assignment of the Securities acquired pursuant hereto shall be made only in accordance with the provisions of this Agreement and all applicable laws.

b. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

c. This Agreement shall be governed, construed and enforced in all respects in accordance with the laws of the State of California.

d. The representations and warranties of AEM set forth herein shall survive the termination of this Agreement acquisition and sale of the Securities pursuant to this Agreement.


AEM Corporation
         /s/  Jeffrey L. Smith
By:------------------------------------------
Jeffrey L. Smith, President

Taxpayer Identification No.:
Address of Principal
Corporate Offices:


Executed at ,

this day of , 1996.


SGI International
A Utah Corporation,

     /s/ Joseph A. Savoca
By:--------------------------------------
Joseph A. Savoca, Chief Executive Officer

Date: